UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant [  X  ]

Filed by a Party other than the Registrant [       ]

Check the appropriate box:

[       ] Preliminary Proxy Statement
[       ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  X  ] Definitive Proxy Statement
[       ] Definitive Additional Materials
[       ] Soliciting Material Pursuant to Section 240.14a-12

Central Vermont Public Service Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box): [ X ] No fee required. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

[       ] Fee paid previously with preliminary materials.

[       ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

ROBERT H. YOUNG
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

April 7, 2006

Dear Stockholders:

You are invited to attend the Annual Meeting of Stockholders of Central Vermont Public Service Corporation at 10:00 a.m. on Tuesday, May 2, 2006 at the Paramount Theatre, 30-36 Center Street, Rutland, Vermont. Stockholders will be admitted beginning at 9:00 a.m.

We encourage you to vote your shares using one of the following methods: (1) vote through the Internet at the Web site shown on the proxy card; (2) vote by telephone using the toll-free telephone number shown on the proxy card; or (3) mark, date, sign, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

We are pleased to offer a live audio only web cast of our Annual Meeting. If you choose to listen to the audio web cast, you may do so at the time of meeting through a live link at http://www.cvps.com. Information on the audio web cast, other than the Proxy Statement and form of proxy, is not part of the proxy solicitation materials.

If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, please bring proof of share ownership. No matter how many shares you own, your vote is important. Please vote promptly, regardless of whether you expect to attend the meeting, to ensure your vote is represented at the Annual Meeting.

Thank you for your support of Central Vermont.

Sincerely,

ROBERT H. YOUNG
President and
Chief Executive Officer

TABLE OF CONTENTS

Notice of Meeting

Proxy Statement
General Information
Voting Procedures
Other Matters
2007 Annual Meeting - Stockholder Communications/Proposals
Corporate Governance Matters
     Board and Committee Information
     Board Independence
     Stockholder Communication to the Board
     Directors' Compensation
Certain Relationships and Related Transactions
Board Restructuring

Item 1 - Election of Directors

Resignation of Directors
     Proposed Board of Director Appointments
Section 16(a) Beneficial Ownership Reporting Compliance
Stock Ownership - Directors and Executive Officers
Executive Compensation and Other Transactions
     Summary Compensation Table
Stock Options
     Option/SAR Grants in Last Fiscal Year
     Year-End Option Table
     Long-Term Incentive Plans - Awards in Fiscal Year 2005
Five-Year Stockholder Return Comparison
Report of the Compensation Committee on Executive Compensation
Contracts with Management
     Change-In-Control Agreements
     Pension Plan
     Officers' Supplemental Retirement and Deferred Compensation Plan
     Deferred and Long-Term Compensation

Item 2 - Ratification of Independent Registered Public Accountants

Principal Accounting Firm Fees
Independent Registered Public Accounting Firm
Report of the Audit Committee
Pre-Approval Policy
Audit Committee Charter - Schedule A

Directions to the Annual Meeting Site

CENTRAL VERMONT PUBLIC SERVICE CORPORATION 77 Grove Street Rutland, Vermont 05701 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE: TIME: PLACE:	Tuesday, May 2, 2006 10:00 a.m., local time Paramount Theatre 30-36 Center Street Rutland, VT 05701
ITEMS OF BUSINESS:
  To elect four directors for a term of three years and to elect one director for a term of one year;
  To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants to audit Central Vermont Public Service Corporation's ("Central Vermont" or the "Company") financial statements for the fiscal year ending December 31, 2006; and
  To act upon any matters incidental to or in furtherance of the foregoing and upon any matters which may properly come before the meeting or at any adjournments thereof.

RECORD DATE:	Holders of Central Vermont's Common Stock of record at the close of business on February 23, 2006 are entitled to vote at the meeting and any adjournment thereof.
ANNUAL REPORT:	Central Vermont's 2005 Annual Report, which is NOT a part of the proxy soliciting materials, accompanies the proxy statement.
PROXY VOTING:

It is important that your shares be represented and voted at the meeting. You may vote your shares by completing and returning the proxy card sent to you. Most owners may also vote their shares over the Internet or by telephone. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Rutland, Vermont April 7, 2006	By Order of the Board of Directors Dale A. Rocheleau Senior Vice President for Legal and Public Affairs, and Corporate Secretary

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
77 Grove Street
Rutland, Vermont 05701

April 7, 2006

PROXY STATEMENT

               The Board of Directors of Central Vermont Public Service Corporation ("Central Vermont" which may be referred to as we, us, our, or the "Company") is soliciting your proxy for the Annual Meeting of Stockholders to be held at the Paramount Theatre, 30-36 Center Street, Rutland, Vermont at 10:00 a.m. on Tuesday, May 2, 2006, and at any adjournments thereof (the "Annual Meeting").

               Proxies in the accompanying form, unless previously revoked, will be voted as directed by the stockholders giving such proxy. If no direction is given, proxies will be voted FOR the election, as Directors, of the five nominees listed on the proxy, FOR the ratification of independent registered public accountants, and at the discretion of the Proxyholder(s) upon any matters incidental to or in furtherance of the foregoing and upon any matters which may properly come before the Annual Meeting or at any adjournments thereof.

Cost of Proxy Solicitation

               We will bear the cost of solicitation. Officers or other employees or representatives of the Company may solicit proxies on behalf of the Company in person, by telephone, by facsimile, or other electronic means. These individuals will receive no additional compensation for these solicitation services. In addition, we have engaged Morrow & Co. to assist in the solicitation of proxies. The estimated fee for such services is $5,500 plus reimbursement of reasonable out-of-pocket expenses.

               In accordance with regulations of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"), we will reimburse banks, brokers and other similar agents or fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Common Stock as of the record date.

               A copy of the Annual Report of Central Vermont containing its audited financial statements for year 2005 accompanies this Proxy Statement. The Annual Report is not part of this Proxy Statement.

               This Proxy Statement and form of Proxy were first sent to stockholders on or about the date of this Notice.

VOTING PROCEDURES

Methods of Voting

               All stockholders of record may vote by mail, telephone, or via the Internet. Stockholders who hold their shares through a bank or broker can vote by telephone or via the Internet if the bank or broker offers these options. Please see your proxy card for specific voting instructions.

Employee Savings and Investment Plan Participants

               If you are a participant in the Central Vermont Public Service Corporation Employee Savings and Investment Plan ("401(k) Plan"), a proxy card has been provided to allow you to direct the trustee of the 401(k)

Plan as to how to vote any shares attributable to your individual account under the 401(k) Plan. The trustee will vote shares as directed by participants in the 401(k) Plan.

Revoking a Proxy

               Any proxy may be revoked by written notice, by voting again by telephone or over the Internet, or by a duly executed proxy bearing a later date delivered to the Corporate Secretary at any time before it is exercised, or by attending the Annual Meeting and voting in person. The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person, and attendance at the Annual Meeting will not, by itself, revoke a Proxy.

Vote Required

               In accordance with SEC rules, boxes and a blank space are provided on the proxy card for stockholders to designate whether they wish to vote "FOR" or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees for Director. In order for action to be taken on a matter, a quorum must exist as to that matter, which is defined for this purpose as a majority of the votes entitled to be cast in person or by proxy on the matter. A plurality of the votes cast by the shares entitled to vote in the election is required for the election of Directors. Neither broker non-votes nor votes to "withhold authority" are counted for purposes of the election of Directors. However, they are counted in determining whether a quorum exists.

Abstentions and Broker Non-Votes

               Abstentions and broker non-votes are counted in determining whether a quorum has been reached on a particular matter. If a quorum exists, then with respect to any action to be taken on a matter, other than the election of Directors, that matter would be approved if the votes cast favoring the action exceed the votes cast opposing the action. In this respect, neither broker non-votes nor abstentions on such proposals will affect the determination of whether such proposals will be approved.

Stockholders Entitled to Vote

               The Board of Directors has fixed February 23, 2006, as the record date for determination of stockholders entitled to notice of and to vote at the meeting, consisting of 12,297,415 shares of Common Stock, $6 Par Value, issued and outstanding. Each share of Common Stock is entitled to one vote.

OTHER MATTERS

               The only business to be presented to the meeting, by any persons, of which the Company is aware is that which is specified in the Notice of Meeting, and any action in connection with or for the purpose of effecting the same. If any other matters properly and legally come before the meeting, the persons named as Proxies will vote upon them in accordance with their best judgment. The Proxies have no knowledge of any such other matters which may be so presented for action at the meeting.

Electronic Access of Documents

               This document is available on our web site at http://www.cvps.com/shareholder.shtml. The Company's web site at http://www.cvps.com/ethics.shtml contains the following documents: Charters of the Audit, Compensation, and Corporate Governance Committees; Corporate Governance Guidelines; Director Selection Search Protocol; and, Corporate Ethics and Conflict of Interest Policy which includes an anonymous complaint process relating to accounting, internal accounting controls, or auditing matters.

               We will provide any stockholder with a copy of the referenced documents without charge, upon written request to the Assistant Corporate Secretary at our principal executive offices.

Multiple Stockholders Sharing an Address

               As permitted by the SEC's proxy rules, the Company will "household" the Company's proxy statements and Annual Reports by delivering only one Annual Report or proxy statement to multiple stockholders sharing the address unless the Company has received contrary instruction from one or more of the stockholders or unless otherwise required by state law. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or proxy statement to a stockholder at a shared address to which a single copy of the documents has been delivered. To request, in the future, a separate copy of the Annual Report and proxy statement, or to request a single copy of the Annual Report and proxy statement (if you are a stockholder sharing an address but currently receiving multiple copies), you should notify the Company's Transfer Agent at the following address and telephone number:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY   10038
1-800-937-5449

2007 ANNUAL MEETING - STOCKHOLDER COMMUNICATIONS/PROPOSALS

               The Corporate Secretary must receive stockholder proposals no later than December 8, 2006 to be considered for inclusion in Central Vermont's 2007 proxy materials. Additionally, the Company's advance notice By-law provisions require that any stockholder proposal to be presented from the floor of the 2007 Annual Meeting must be received by the Corporate Secretary, at the Company's principal executive offices, no later than February 6, 2007 and not before January 7, 2007. Also, such proposal must be, under law, an appropriate subject for stockholder action in order to be brought before the meeting.

               Stockholders who are not presenting a proposal for inclusion in the proxy statement, but who wish to communicate directly with non-management Directors, may direct written communications to Central Vermont Public Service Corporation, Attn. Board of Directors Stockholder Communications, c/o Corporate Secretary's Office, 77 Grove Street, Rutland, Vermont 05701. Stockholders may also e-mail the Board of Directors at the Corporate Secretary's e-mail address and describe the subject as follows: corpscty@cvps.com, Subject: Stockholder Communications.

CORPORATE GOVERNANCE MATTERS

               Central Vermont is governed by the Board of Directors which is committed to sound corporate governance practices. The Board regularly reviews corporate governance developments and modifies the charters, guidelines, and practices as warranted. Some of our corporate governance initiatives include the following actions:

  the Audit, Compensation, and Corporate Governance Committees have each reviewed their respective Charters;
  the Board and each of the committees have met in regularly scheduled non-management executive sessions;
  the Audit Committee has met in private sessions with our internal and outside auditors at each regularly scheduled meeting;
  the Board's Corporate Governance Guidelines and Director Selection Search Protocol have been reviewed and updated;
  the Company reviewed its Corporate Ethics and Conflict of Interest Policy which includes an Anonymous Complaint Reporting System;
  the Board adopted a Shareholder/Director Communication Policy and Process;
  the Board has reviewed its director independence criteria and determined that all of the Company's Directors are independent with the exception of Mr. Young;
  the Company has a corporate web site which discloses all of the documents noted above; and
  the Board members have taken part in annual board and committee assessments.

               Our Board of Directors and its standing committees will continually review our corporate governance practices and update them, as appropriate.

Board and Committee Meetings

               During 2005, the Board of Directors held eight regular and five special telephone meetings which included regularly scheduled executive sessions without management participation. In addition the Board held six information sessions. The Board selected the Chair, Frederic H. Bertrand, to preside at each of the non-management executive sessions. Each Director attended at least 94% of the aggregate of all meetings of the Board and committees of which he or she was a member. In accordance with our Corporate Governance Guidelines, each Director is expected to attend the Annual Meeting. All of our Directors attended the 2005 Annual Meeting.

               Central Vermont has standing Executive, Audit, Compensation, and Corporate Governance Committees. Members of these Committees are appointed by the Board of Directors.

               The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below.

	Audit Committee	Compensation Committee	Corporate Governance Committee	Executive Committee
Outside Directors Independent

   Frederic H. Bertrand, Chair (1)
   Robert L. Barnett
   Rhonda L. Brooks
   Janice B. Case
   Robert G. Clarke
   Timothy S. Cobb
   Bruce M. Lisman
   George MacKenzie, Jr.
   Mary Alice McKenzie
   Janice L. Scites

Inside Director
   Robert H. Young

	X Chair * Vice Chair * X	X X Chair X Vice Chair	X Vice Chair X Chair	Chair ** X X **

(1) Mr. Bertrand attends either the Audit or Compensation Committee as Chair of the Board, although not a designated member of either committee.

*   Audit Committee Financial Expert

** Membership required by the By-laws.

               The Executive Committee has substantially all the powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board. The Chair of the Executive Committee reports to the Board of Directors after each Committee meeting. During 2005, the Executive Committee held one meeting.

               The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for financial matters and reviews and reports to the Board of Directors after each Committee meeting on the findings and recommendations of the Company's independent registered public accountants, the Company's internal audit procedures, examinations by regulatory authorities, and matters having a material effect on Central Vermont's financial operations. The Chair of the Audit Committee reports to the Board of Directors after each Committee meeting. The Committee has ultimate authority and responsibility to appoint, retain, compensate, and evaluate, and where appropriate, replace the independent registered public accountants. The Committee also reviews updates on emerging accounting and auditing issues provided by the independent registered public accountants and management to assess their potential impact on the Company. The Committee has a written charter which can be found on our Web site at http://www.cvps.com/ethics.shtml. During 2005, the Audit Committee held six meetings. The Board has determined that all of the Committee members are independent as required by the NYSE rules and are able to read and understand financial statements, and at least two members qualify as "Audit Committee Financial Experts" as defined by the SEC rules. None of its members serve on more than three audit committees of publicly traded companies.

               The Compensation Committee is responsible for reviewing and making decisions or recommendations to the Board of Directors concerning the compensation of executive officers of Central Vermont. The Chair of the Compensation Committee reports to the Board of Directors after each Committee meeting. Members of the Compensation Committee are also responsible for the administration of the long-term incentive and benefit plans for non-employee Directors and key employees including retirement and other benefit plans. The Committee also reviews the performance of the Company's Chief Executive Officer and fixes his compensation. The Committee also reviews the compensation practices and methodologies for setting executive compensation. The Committee has a written charter which can be found on our Web site at http://www.cvps.com/ethics.shtml. During 2005, the Compensation Committee held four meetings.

               The Corporate Governance Committee reviews potential candidates and recommends nominees for Directors to the Board of Directors for approval. The Corporate Governance Committee will consider recommendations by the stockholders for nomination as Directors in accordance with the Corporate Governance Guidelines and the Director Selection Search Protocol. The Committee uses the same process for all candidates regardless of the source of the nomination. Copies of the Corporate Governance Guidelines, which include the Shareholder/Director Communication Policy and Process as well as the Director Selection Search Protocol, can be found on our Web site at http://www.cvps.com/ethics.shtml. The Committee also periodically reviews and advises the Board regarding the adoption of Central Vermont's policies and programs related to Corporate Governance issues. The Committee administers the Board of Directors' and the Corporate Governance Committee's self-assessment and shares the results with the full Board for discussion and delineation. The Chair of the Corporate Governance Committee reports to the Board of Directors after each Committee meeting. The Committee has a written charter which can be found on our Web site at http://www.cvps.com/ethics.shtml. During 2005, the Corporate Governance Committee held five meetings.

               We will provide any stockholder a copy of the Audit, Compensation, and Corporate Governance Committee Charters without charge, upon written request to the Assistant Corporate Secretary at our principal executive offices.

Board Independence

               In accordance with our By-laws, the Board of Directors has set the number of Directors at eleven for year 2005-2006. The Board set the number of Directors at twelve for year 2006-2007 as described in "Board Restructuring" on page 8. Ten of our eleven Directors are non-employee Directors. We believe that all of our Directors, except for Mr. Young, are "independent" Directors, with independence being defined consistent with the NYSE rules regarding director independence. The Board of Directors has designated the Chair of the Board, who is a non-employee Director, to serve as the lead Director in the non-management executive sessions.

               In affirmatively determining whether a Director is "independent," the Board relied, in part, upon the NYSE rules, which generally provide that (a) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father-and mother-in-law, son-and daughter-in-law, brother-and sister-in-law and anyone, other than a domestic employee, sharing the director's home) is an executive officer of Central Vermont, would not be independent for a period of three years after termination of such relationship; (b) a director who receives, or whose immediate family member receives as an executive officer of the Company, more than $100,000 per year in direct compensation from the Company, except for certain permitted payments, would not be independent for a period of three years after ceasing to receive such amount; (c) a director is not independent if (1) the director is a current partner of, or has an immediate family member who is a current partner of the Company's internal or external auditor, (2) the director is a current employee of the Company's internal or external auditor, (3) the director has an immediate family member who is a current employee of the Company's internal or external auditor and such family member participates in the firm's audit, assurance or tax compliance practice or, (4) the director or an immediate family member was within the preceding three years a partner or employee of the Company's internal or external auditor and personally worked on the Company's audit within that time; (d) a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on the other company's compensation committee would not be independent for a period of three years after the end of such relationship; and, (e) a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, would not be independent until a period of three years after falling below such threshold. In addition to these standards, the Board of Directors has adopted a general standard that no Director will be considered independent who has any other material relationship with the Company that could interfere with the Director's ability to exercise independent judgment. The Board of Directors exercises appropriate discretion in identifying and evaluating the materiality of any relationships Directors may have with the Company.

               When assessing the "materiality" of a Director's relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the Director's standpoint, but from that of the persons or organizations with which the Director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm's length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.

               The Board of Directors, in applying the above-referenced standards, has affirmatively determined that all of our current Directors listed in "Item 1 - Election of Directors", except for Mr. Young, have no material relationship with Central Vermont and are independent within the meaning of the NYSE standards currently in effect.

Director Orientation and Continuing Education

               All new Directors are given an orientation program, including briefing sessions from members of senior management on Central Vermont's accounting policies, financial reporting, industry practices and key regulatory issues. We also provide additional formal and informal continuing education opportunities to Directors that include corporate governance issues, utility accounting, executive compensation, strategy reviews, visits to company facilities, and business briefings.

Stockholder Communication to the Board

               Central Vermont has formalized the process for stockholders or others to communicate their concerns to the Board of Directors. Stockholders may write to the Board in care of the Company's Corporate Secretary's Office at our business address, Attn. Board of Directors - Shareholder Communications, or e-mail the Board at the Corporate Secretary's e-mail address, corpscty@cvps.com with the subject description "Shareholder

Communications." Please visit Central Vermont's Web site at: http://www.cvps.com/ethics.shtml for additional information.

               If the concern relates to our financial statements, accounting practices or internal controls, the Company's "whistleblower" policy prohibits Central Vermont or any of our employees from retaliating or taking any adverse action against anyone for raising a concern. If a stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be reported by telephone at 1-888-883-1499.

Directors' Compensation

               Non-employee Directors were compensated during the fiscal year ended 2005 as follows:

Annual retainer as Chair of the Board of Directors	$35,000
Annual cash retainer as a director	$20,000
Annual Common Stock retainer as a director	$20,000
Annual retainer as member of Executive Committee	$ 500
Annual retainer as Chair of Audit Committee	$ 7,000
Annual retainer as Chair of Compensation Committee	$ 5,000
Annual retainer as Chair of all other standing Committees	$ 3,000
Fee for each meeting of the Board of Directors and of each Committee attended	$ 1,000
Fee for Chair and member of each standing committee for each telephone meeting attended	$ 500
Reasonable expenses	---
Stock Option Shares	2,500

               As President and Chief Executive Officer, Mr. Young receives no compensation for serving on the Board or any of its Committees.

               Under the 2002 Long-Term Incentive Plan (the "2002 Plan"), the non-employee Directors received their $20,000 annual Common Stock retainer. Accordingly, under the 2002 Plan, Common Stock with a value equal to $20,000 (477 shares and later 640 shares based on a price per share of $20.925 and $15.61, respectively) was awarded in 2005 to each of the following Directors: Robert L. Barnett, Frederic H. Bertrand, Rhonda L. Brooks, Janice B. Case, Robert G. Clarke, Timothy S. Cobb, Bruce M. Lisman, George MacKenzie, Jr., Mary Alice McKenzie, and Janice L. Scites.

               In December 2005, upon recommendation of the Compensation Committee following its review of market data and other considerations, the Board approved a change in director compensation. Effective January 1, 2006, Directors will be paid a cash retainer of $15,000 and a Common Stock retainer of $27,500 per annum. Future stock option grants were eliminated and, as discussed below, had an estimated value of $20,000 for each Director. In effect, these changes result in a reduction of each Director's pay by 10.5 percent beginning in 2006.

               The Corporate Governance Guidelines require Directors to own at least 4,000 shares of Central Vermont's Common Stock within two (2) years. Directors will have two (2) years beginning December 2004 to meet the new ownership requirement. Each of our current Directors meets the requirement with the exception of Mrs. Case and Messrs. Lisman and MacKenzie. They have until December 2006 to meet this guideline.

Stock Option Plan for Non-employee Directors

               Under the 2002 Long-Term Incentive Plan (the "2002 Plan"), the non-employee Directors received stock options for 2,500 shares on the first business day after the 2005 Annual Meeting of Stockholders. Each grant had an estimated value of $20,000 in 2005. Optioned shares are reflected in the individual stockholdings of the Directors set forth under "Stock Ownership - Directors and Executive Officers." The exercise price of the options issued to participant Directors in 2005 was $21.605 per share, which represents the Fair Market Value of the Common Stock on the date of grant. For purposes of the 2002 Plan, the Fair Market Value of stock is defined as the average of the high and low trading prices reported on the NYSE composite tape on the date specified, or if no sale takes place on such date, the average of the bid and asked prices on such date. Stock options granted in 2005 under the 2002 Plan are exercisable during the period beginning six months after the date of grant and ending five years thereafter. All stock options are exercisable at a fixed price equal to the Fair Market Value of the Common Stock on the date the option is granted. The total number of shares that may be issued under the 2002 Plan to Non-Employee Directors and Key Employees may not exceed 350,000 in the aggregate, subject to proportional adjustments, and such shares may be either authorized but unissued shares or shares previously issued and reacquired by the Company. The 2002 Plan is effective for ten years, terminating in 2012.

               During 2005, stock options granted under the 1998 Stock Option Plan for Non-Employee Directors were exercised by certain Directors. The following is a listing of the Director, number of shares, and the average net realized value (fair market value on the date of exercise less the exercise price).

Director	Number of Shares Exercised	Average Net Realized Value
Mr. Cobb	2,250	10.4375

Other Benefits

               Beginning January 2005, certain of the Directors have elected to defer receipt of all or a portion of their retainers pursuant to the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation (the "Deferred Compensation Plan"), described under the caption entitled "Deferred and Long-Term Compensation" on page 26.

               Individuals who were Directors during 1985-1989 were eligible to participate in the Supplemental Insurance Deferred Compensation Plan 1985-1989 ("1985-1989 Plan") which is a deferred compensation target benefit plan. Mr. Bertrand is the only currently seated Director who participated. It was anticipated that the entire beneficiary death benefit would offset any corporate cost associated with the 1985-1989 Plan. Under the terms of the 1985-1989 Plan, the Company purchased life insurance policies which were funded by the Director's deferred compensation. The Company is the beneficiary of the policy. Directors participating in the 1985-1989 Plan had income imputed based on present value calculations for projected payments provided by the insurance carrier. These policies remain in force after the non-employee Director's retirement from the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               During the last fiscal year, Central Vermont or its subsidiaries did not engage in any transaction or series of similar transactions in which the amount involved exceeded $60,000 and in which any of our Directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, nor was any Director or executive officer or any of their family members indebted to us or any of our subsidiaries in any amount in excess of $60,000 at any time.

BOARD RESTRUCTURING

               On March 6, 2006 Central Vermont announced details of its plans for restructuring its Board of Directors, in a continuing effort to implement the financial restoration plan announced earlier by the Company. The restructuring plan will be discussed at the Annual Meeting on May 2, 2006.

               To maximize Board continuity and leadership, the restructuring will occur gradually and incrementally, though some changes will be immediate. As discussed in the Director's Compensation section above, beginning this year, the Board will reduce each non-management Director's pay by 10.5 percent. The Company plans to reduce the size of the Board starting next year, but it will initially grow by one seat this year, to 12 members with stronger Vermont roots.

               By increasing the size of the Board to 12, the Board is creating an open Board seat that must be filled at the Annual Meeting in May. The seat will be added to the class of Directors whose term expires in May 2007.

Changes to Class of 2007

               The Board agreed to nominate William J. Stenger (57) of Newport, Vermont to fill the open seat created by the Board action. Mr. Stenger is President and Chief Operating Officer of Jay Peak Resort and is the current Chair of the Vermont Ski Areas Association and the Lake Champlain Chamber of Commerce. The Board determined that Mr. Stenger meets the Board's independence criteria.

               Mr. Bertrand of Florida and a former long-time resident of Vermont, has a current term that expires in May 2006. He turns age 70 in August. Under the Company's By-laws, Mr. Bertrand is required to retire from the Board by May 2007. Consequently, Mr. Bertrand will not stand as a nominee for re-election to a three-year term at the Annual Meeting. The Board, however, asked him to stay on for another year. Mr. Bertrand has been a Board member since 1984. He also currently serves as Chair of the Board's Executive Committee. Mr. Bertrand agreed to serve another year as described below. As Mr. Bertrand does not plan to run for re-election as Board Chair, Central Vermont's Board will select the next Board chair at its annual meeting on May 2, 2006, immediately after the Annual Meeting.

               In a second move relating to the Class of 2007, Board member Timothy S. Cobb of South Carolina has resigned his position as a Board member. Mr. Cobb has been a Board member since 2000. He currently serves as Chair of the Board's Compensation Committee. In accepting his resignation, the Board commended Mr. Cobb for his service. His resignation will become effective at noon on May 2, 2006. Subject to a Board vote on that date, the Board agreed to appoint Mr. Bertrand to fill out the remainder of Mr. Cobb's term, which expires in 2007.

Changes to Class of 2008

               In a third move, Board member George MacKenzie, Jr. of Pennsylvania has also resigned his position as a Board member. Mr. MacKenzie has been a Board member since 2001. He currently serves on the Board's Corporate Governance and Audit Committees. He is a designated "audit committee financial expert" under NYSE and related securities law rules. In accepting his resignation, the Board also commended Mr. MacKenzie for his service. His resignation will become effective at noon on May 2, 2006.

               Subject to a Board vote in May, the Board agreed to appoint Douglas J. Wacek, CPA to fill out the remainder of Mr. MacKenzie's term, which expires in 2008. The Board determined that Mr. Wacek meets the Board's independence criteria and can be a designated "audit committee financial expert" under the NYSE and related securities law rules. Mr. Wacek (54) is a resident of Burlington, Vermont. He is President and Chief Executive Officer of the Union Mutual of Vermont Companies in Montpelier, Vermont. He also serves on the board of the Vermont Business Roundtable and the Vermont Institute for Government Effectiveness.

Changes to Class of 2009

               Subject to a vote at the Annual Meeting in May, the Board nominated the following individuals for a three-year term expiring in 2009:

Mary Alice McKenzie
Robert L. Barnett
Robert G. Clarke
William R. Sayre

               Ms. McKenzie and Messrs. Barnett and Clarke have been Directors since 1992, 1996, and 1997 respectively. The fourth nominee is William R. Sayre. The Board determined that Mr. Sayre meets the Board's independence criteria and can also be a designated an "audit committee financial expert" under the NYSE and related securities rules. Mr. Sayre (55) is a resident of Bristol, Vermont. He is President of Duncan Hermanson

Corporation, a real estate investment company and part owner of the A. Johnson Co., LLC. He is the current Chair of the Associated Industries of Vermont Environmental Issues Task Force. He also serves on the Governor's Council of Economic Advisors, the Addison County Regional Planning Commission, and the Bristol Planning Commission.

Consideration for Departing Board Members

               In consideration of the decisions by Messrs. Cobb and MacKenzie to resign as Board members before the expiration of their respective terms as part of the Board reorganization, the Board unanimously voted on March 1, 2006 to grant stock to replace any remaining value of Central Vermont's stock options held by the departing Directors. Their existing stock option agreements require them to exercise their stock options within ninety (90) days following their departure from the Board.

               The Directors will be paid the future value less the value received from stock options exercised, if applicable, in the form of Central Vermont Public Service Corporation common stock shares based on the Fair Market Value of the Company's stock three months from the resignation date. The future value of the stock options is calculated using the binomial ratio based on the original expiration date of each individual grant. The departing Directors will be compensated for any future value of stock options not received at the time of the exercise of the "in-the-money" options and/or the future value of stock options remaining unexercisable.

ITEM 1 - ELECTION OF DIRECTORS

               Our Articles of Incorporation and By-laws provide for the division of the Board of Directors into three classes as nearly equal in number as possible, having staggered terms of office. In accordance with our By-laws, the Board of Directors has fixed at twelve (12) the number of Directors for the year 2006-2007.

               Following the recommendation of the Corporate Governance Committee, our Board of Directors has nominated Robert L. Barnett, Robert G. Clarke, Mary Alice McKenzie, and William R. Sayre for election at this Annual Meeting to serve as Directors for a three-year term and, in order to keep the classes of Directors as nearly equal as possible, our Board has nominated William J. Stenger for election at this Annual Meeting to serve as Director for a one-year term. All of the nominees, with the exception of Messrs. Sayre and Stenger have previously been elected by Central Vermont's Stockholders.

               Proxies will be voted (unless otherwise instructed) in favor of the election of the five nominees as indicated in the table below. Each of the nominees has consented to serve as a Director if elected. If prior to the Annual Meeting any nominee should become unable to serve, the shares represented by properly signed and returned proxy cards or voted by telephone or Internet will be voted for such other person(s) as the present Board of Directors shall determine or the Board may determine to leave the vacancy temporarily unfilled.

               Certain information, including age, principal occupation, public company directorships, and business experience during the past five years, regarding the Directors and nominees for Director is set forth below. Unless otherwise indicated, the principal occupation of the Directors or nominees for Director has been the same for the past five years.

Director Since
Nominee whose terms will expire in year 2007:
William J. Stenger (57) President and Chief Operating Officer of Jay Peak Ski and Summer Resort since April 1985.	---
Nominees whose terms will expire in year 2009:
Robert L. Barnett (65) Former Executive Vice President, Motorola, Inc. (communications equipment) from January 2003 to December 2004; Executive Vice President and President, Commercial, Government, and Industrial Solutions Sector (formerly Land Mobile Products Sector) Motorola from 1995 to December 2002. Mr. Barnett also serves as a Director of Johnson Controls, Inc. and USG Corporation. In June 2001, USG Corporation commenced Chapter 11 proceedings to confirm a plan of reorganization of that company.	1996
Robert G. Clarke (55) Chancellor, Vermont State Colleges since June 2000. Mr. Clarke also serves as Chair of Vermont Electric Power Company, Inc. and Vermont Electric Transmission Company, Central Vermont affiliates. He also serves as a Director of Banknorth, N.A. and Banknorth Group, Inc.	1997
Mary Alice McKenzie (48) Of Counsel, Paul Frank & Collins, PC since December 2005; Vice President and General Counsel, Vermont State Colleges, from August 2001 to December 2005. Ms. McKenzie also serves as a Director of Vermont Electric Power Company, Inc., a Central Vermont affiliate.	1992
William R. Sayre (55) President of Duncan Hermanson Corporation, a real estate investment company since January 1989.	---
Directors whose terms will expire in year 2007:
Bruce M. Lisman (58) Senior Managing Director, The Bear Stearns Companies Inc., since 1987. Mr. Lisman also serves as a Director of Vermont Electric Power Company, Inc., a Central Vermont affiliate; National Life Group; Merchants Bancshares; and, Bear Stearns and Company, Inc.	2004
Janice L. Scites (55) President, Scites Associates, Inc. (a technology and business consulting firm) since January 2001. Ms. Scites also serves as a Director of The Home Service Store, Inc., a Central Vermont affiliate.	1998
Directors whose terms will expire in year 2008:
Rhonda L. Brooks (53) President, R Brooks Advisors, Inc. (consulting firm) since 2002; President, Exterior Systems Business, Owens Corning ("Owens") (building materials and fiberglass composites) from June 2000 to July 2002. Ms. Brooks also serves as a Director of ArvinMeritor, Inc.	1996
Janice B. Case (53) Former Senior Vice President, Energy Solutions, Florida Power Corporation from June 1996 to December 2000. Mrs. Case also serves as a Director of Transamerica Income Shares, Inc. and as a Trustee of Transamerica IDEX Mutual Fund and AEGON/Transamerica Series Trust.	2002

Robert H. Young (58) President and Chief Executive Officer of the Company since 1995. Mr. Young serves as Chair, President, and Chief Executive Officer of Connecticut Valley Electric Company Inc., CVPS - East Barnet Hydroelectric, Inc., Catamount Resources Corporation, Custom Investment Corporation, and Eversant Corporation, Central Vermont subsidiaries. Mr. Young also serves as Chair of Vermont Yankee Nuclear Power Corporation and The Home Service Store, Inc. and as a Director of Vermont Electric Power Company, Inc. and Vermont Electric Transmission Company, Inc., Central Vermont affiliates. He also serves as a Director of The Chittenden Bank.

1995

Vote Required

               The election of a director requires the affirmative vote of a plurality (nominees receiving the greatest number of votes will be elected at a meeting at which a quorum is present) of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

               The Board of Directors recommends a vote FOR Item 1.

RESIGNATION OF DIRECTORS

              After six years of service as a Director and Chair of the Compensation Committee, Timothy S. Cobb announced his resignation from the Board of Directors. Also after five years of service as a Director and designated Audit Committee financial expert, George MacKenzie, Jr. announced his resignation from the Board of Directors. Both Messrs. Cobb and MacKenzie were dedicated to the principle of restructuring the Board membership to provide for a greater local Vermont presence on the Board and their contributions will be greatly missed.

Proposed Board of Director Appointments

              Generally, the Company's By-laws provide that any vacancies in the Board of Directors resulting from a resignation of a Board member may be filled only by a majority vote of the Directors then in office and that the appointed Director would serve out the remainder of the full term for the class in which the vacancy occurred.

              Therefore, subject to a Board vote on May 2, 2006, the Board agreed to appoint Mr. Bertrand to fill out the remainder of Mr. Cobb's term, which expires in 2007 and to appoint Douglas J. Wacek, CPA to fill out the remainder of Mr. MacKenzie's term, which expires in 2008.

Director Since
Director whose term will expire in year 2007:
Frederic H. Bertrand (69) Chair of the Board of the Company since October 1997; former Chair of the Board and Chief Executive Officer, National Life Insurance Co. from 1987 to February 1997. Mr. Bertrand also serves as a Director of Vermont Electric Power Company, Inc. and The Home Service Store, Inc., Central Vermont affiliates. He also serves as Chair of The Chittenden Bank and Director of Union Mutual Fire Insurance Co, and New England Guarantee Insurance Company, Inc.	1984
Director whose term will expire in year 2008:
Douglas J. Wacek (54) President and Chief Executive Officer, Union Mutual of Vermont Companies since May 2001.	---

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Section 16(a) of the Securities Exchange Act of 1934 requires Central Vermont's Directors and executive officers to file reports of ownership and changes in ownership of our securities with the SEC and to furnish the Company with copies of all such reports. It also requires Directors, officers, and persons who beneficially own more than ten percent (10%) of our stock to file initial reports of ownership and subsequent reports of changes in ownership with the SEC and the New York Stock Exchange.

               Based solely on a review of the copies of such reports prepared and filed with the SEC during 2005 by the executive officers and Directors, and on written representations that no other reports were required, the Company believes its Directors and executive officers have complied with all Section 16(a) filing requirements. Central Vermont does not have a ten percent holder.

STOCK OWNERSHIP - DIRECTORS AND EXECUTIVE OFFICERS

               The following table sets forth the number of shares of Common Stock beneficially owned by: (1) each Director, (2) each nominee for Director, (3) each of the named executive officers in the Summary Compensation Table, and (4) all the Directors, nominees for Director, and executive officers as a group as of January 31, 2006.

Name	Total Number of Shares Beneficially Owned (1)	Number of Shares Owned (2) (3)		Stock Options Granted		Percent of Class
Robert L. Barnett	25,964	14,064		11,900		(1)
Frederic H. Bertrand	22,195	10,295	(4)	11,900		(1)
Rhonda L. Brooks	20,059	10,409		9,650		(1)
Janice B. Case	13,328	3,678		9,650		(1)
Robert G. Clarke	19,032	7,132	(5)	11,900		(1)
Timothy S. Cobb	16,815	4,915		11,900		(1)
William J. Deehan	35,493	4,216		31,277		(1)
Joan F. Gamble	45,747	4,570		41,177		(1)
Jean H. Gibson	407	407	(6)	0		(1)
Joseph M. Kraus	64,944	14,208		50,664		(1)
Bruce M. Lisman	7,344	2,344		5,000		(1)
George MacKenzie, Jr.	14,681	2,781		11,900		(1)
Mary Alice McKenzie	17,247	5,347		11,900		(1)
James J. Moore, Jr.	13,700	0		13,700		(1)
Dale A. Rocheleau	20,107	1,003		19,104		(1)
William R. Sayre	0	0		0		---
Janice L. Scites	9,867	4,867		5,000		(1)
William J. Stenger	0	0		0		---
Robert H. Young	393,818	37,633	(7)	356,185		3.2%
All directors, nominees, and executive officers (20)	728,271	129,261		599,107	(8)	5.9%
No Director, nominee for Director, or executive officer owns any shares of the various classes of the Company's outstanding non-voting Preferred Stock. _____________________________
(1)

No Director, nominee for Director, or executive officer owns beneficially in excess of 1% of the outstanding Common Stock, except for Robert H. Young. Except as otherwise indicated in the footnotes to the table, each of the named individuals possesses sole voting and investment power over the shares listed. Percentages based on 12,297,415 total shares outstanding on January 31, 2006.

(2)

Includes 4,064 shares awarded as part of the Director's annual retainer under the Restricted Stock Plan for Non-employee Directors and Key Employees ("Restricted Plan") and under the 2002 Long-Term Incentive Plan ("2002 Plan"), for each of Messrs. Barnett, Bertrand, Ms. Brooks, Mr. Clarke, and Ms. McKenzie; 3,599 shares for Ms. Scites; 2,531 shares for Mr. MacKenzie; 2,178 shares for Mrs. Case; 1,665 shares for Mr. Cobb; and, 1,344 shares for Mr. Lisman. Shares vested on award date. Also includes 892 shares for Mr. Rocheleau awarded on November 17, 2003 under said Restricted Plan, with a three-year cliff vest from date of award.

(3)	Includes shares that the named executive officers hold indirectly under the Company's Employee Savings and Investment (401(k)) Plan, for Ms. Gamble, 2,602 shares.
(4)	Includes 10,295 shares held jointly with Mr. Bertrand's spouse over which he shares voting and investment power.
(5)	Includes 7,132 shares held jointly with Mr. Clarke's spouse over which he shares voting and investment power.
(6)	Includes 407 shares held jointly with Ms. Gibson's spouse over which she shares voting and investment power.
(7)	Includes one share held by Mr. Young's son over which Mr. Young disclaims beneficial ownership and 975 shares held by his spouse over which she has sole voting and investment power.
(8)	All executive officers as a group have rights to acquire 498,407 shares.

Deferred Compensation Plan - Phantom Stock Units

               Directors and executive officers also have interests in stock-based units under the Company's Deferred Compensation Plan. Individuals participating in this plan do not have voting power nor the right to acquire shares of stock. Since these units may not be voted, transferred, or acquired, they have not been represented in the Share Ownership - Director and Executive Officers table above. However, we have noted them here as they represent an economic interest of the Directors and executive officers in Central Vermont stock. As of January 31, 2006, Mr. Cobb held 1,414 units, Mr. Lisman held 1,292 units, Mr. Deehan held 4,059 units, and Ms. Gamble held 9,876 units. All Directors and executive officers as a group held 16,641 units of phantom stock.

Stock Ownership - Principal Holders

               The only persons known by CVPS to be beneficial owners of more than 5% of Central Vermont's Common Stock are the following:

Name and Address of Beneficial Holder	Total Number of Shares Beneficially Owned		Percent of Shares Outstanding (a)
Jerry Zucker c/o The Intertech Group, Inc. Post Office Box 5205 North Charleston, SC 29405	1,131,400	(b)	9.2%
Barclays Global Investors, N.A. ("Barclays") and related companies 45 Fremont Street San Francisco, California 94105	808,661	(c)	6.6%
(a)	Based on 12,283,405 total shares outstanding on December 31, 2005.
(b)

Holdings as of July 19, 2005 as reported in SEC Schedule 13D by Mr. Zucker. According to the report, Mr. Zucker has sole voting and dispositive power over 1,129,400 shares and shared voting and dispositive power over 2,000 shares.

(c)

Holdings as of December 31, 2005 as reported in SEC Schedule 13G by Barclays. According to the report, Barclays holds 502,969 shares and has sole voting power over 423,116 shares and sole dispositive power over 502,969 shares. Barclays Global Fund Advisors holds 305,692 shares and has sole voting power over 302,896 shares and sole dispositive power over 305,692 shares.

EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

               The following table shows all compensation paid or earned by the CEO and the four most highly compensated executive officers, an individual not serving as executive officer at the end of 2005, and an executive officer of one of the Company's wholly-owned subsidiaries, Catamount Energy Corporation, which was sold in 2005.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation		Awards			Payouts
Name and Principal Position (1)	Year	Salary ($) (2)	Bonus ($) (3)	Restricted Stock Awards ($) (4)		Securities Underlying Options/ SARs (#)	LTIP Payouts ($) (5)	All Other Compen- sation ($) (6)
Robert H. Young President and CEO	2005 2004 2003	392,212 376,984 364,991	0 265,700 225,700		0 0 0	24,035/0 59,520/0 51,470/0	0 362,950 604,215	13,655 11,909 80,104
William J. Deehan Vice President - Power Planning and Regulatory Affairs	2005 2004 2003	182,846 174,288 140,385	36,900 61,400 71,324		0 0 0	3,777/0 9,350/0 5,150/0	0 48,105 88,693	8,908 7,994 6,563
Joan F. Gamble Vice President -Strategic Change and Business Services	2005 2004 2003	187,846 178,442 167,885	36,100 60,529 52,100	a	0 0 0	3,777/0 9,350/0 5,150/0	0 48,105 88,693	7,931 6,841 5,919
Joseph M. Kraus Senior Vice President Engineering And Operations	2005 2004 2003	216,866 209,500 185,308	45,500 86,829 68,000	a	0 0 0	5,494/0 13,610/0 11,760/0	0 69,976 133,027	8,634 8,198 1,459
Dale A. Rocheleau Senior Vice President for Legal and Public Affairs, and Corporate Secretary	2005 2004 2003	206,865 200,000 63,077	54,500 85,700 40,000	b	0 0 20,025	5,494/0 13,610/0 0	0 0 0	8,869 1,452 75
Jean H. Gibson Senior Vice President, CFO, and Treasurer	2005 2004 2003	181,812 209,885 207,846	0 93,300 74,700		0 0 0	5,494/0 13,610/0 11,760/0	0 69,976 0	18,828 9,087 0
James J. Moore, Jr. Vice Chair and CEO Catamount Energy Corporation (7)	2005 2004 2003	292,767 292,767 285,391	178,588 213,200 114,726	c c c	0 0 0	0 0 0	176,860 169,379 331,349	d	8,984 9,691 8,666
(1)				The principal positions listed were held as of December 31, 2005, except for Ms. Gibson who resigned on October 10, 2005 and Mr. Moore who resigned on October 20, 2005.
(2)

Includes for Mr. Young, director's retainers and fees paid by Vermont Electric Power Company, Inc. and compensation for services performed for Vermont Yankee Nuclear Power Corporation for which Central Vermont was reimbursed.

(3)

Represents annual cash awards ("Incentive Awards") under the Company's Management Incentive Plan ("MIP") including amounts deferred into the Deferred Compensation Plan. The MIP is discussed in the "Report of the Compensation Committee on Executive Compensation." These incentives are paid by stockholders.

Incentive Awards are paid in the fiscal year following the fiscal year for which they are earned and listed, unless deferred at the election of the executive.

  Includes for both Ms. Gamble and Mr. Kraus a gift in the amount of $152 and a tax gross up of $77.
  Includes for Mr. Rocheleau a hiring bonus in 2003 of $40,000.
  Catamount Energy Corporation ("Catamount") Management Incentive Plan awards paid by Catamount in 2003 and 2004. Also includes long-term incentive award earned in 2005 and paid by the new owner of Catamount.

(4)				Restricted Stock Awards.
Executive Officer Dale A. Rocheleau Robert H. Young		Date of Award 11/17/03 2/27/06		Shares 892 4,500	Term Three-year cliff vest Two-year cliff vest		Expires 11/17/06 2/27/08	Closing Stock Price on Date of Award $22.45 $21.90
Dividends at normal rates are paid on restricted stock.
(5)				Long-Term Incentive Plan payouts including Central Vermont's Performance Share Awards and Catamount LTIP payouts for Mr. Moore. Performance Share Awards
Cycle Period 2003-2005 2002-2004 2001-2003	Award Date * 1/10/05 1/12/04	FMV on Award Date N/A $22.385 23.90	Mr. Young 0 16,214 25,281	Mr. Deehan 0 2,149 3,711	Ms. Gamble 0 2,149 3,711	Ms. Gibson N/A 3,126 0	Mr. Kraus 0 3,126 5,566	Mr. Moore N/A 6,837 12,756	Mr. Rocheleau 0 0 0

For the cycle period beginning 2001 awards were made at the maximum payout or two times target and for cycle period beginning 2002 at 1.7 times target based on Company performance per the LTIP as described in the "Report of the Compensation Committee on Executive Compensation."

* There were no awards made for the 2003-2005 cycle.

  For Mr. Moore also includes Catamount's long-term incentive payouts for years ended 2003 and 2004 of $26,481 and $16,333, respectively. The 2005 award in the amount of $176,860 was paid by Catamount Resources Corporation, the former parent of Catamount.

(6)				Company matching contributions to the Employee Savings and Investment Plan (401(k)).
	Year 2005 2004 2003	Mr. Young $7,557 8,082 8,000	Mr. Deehan $8,386 7,527 6,215	Ms. Gamble $7,513 6,445 5,563	Ms. Gibson $8,400 8,043 0	Mr. Kraus $8,339 7,546 6,919	Mr. Moore $8,400 8,200 8,000	Mr. Rocheleau $8,400 462 0

The Company provides life insurance for Mr. Young at four times his salary and at three times salary for Mr. Deehan, Ms. Gamble, Mr. Kraus, Mr. Moore, and Mr. Rocheleau. Mr. Young's insurance is provided through a split-dollar policy, Mr. Kraus through a combination of split-dollar and Company group term life insurance, and the remaining officers through Company group term life insurance. All officers are taxed for the premiums paid by the Company for insurance above $50,000.

Under the split-dollar policies, the Company would receive the excess above the life insurance payment to the beneficiary. The Company's taxable amount of benefit for 2005 is for Mr. Young, $2,175; Mr. Deehan, $522; Ms. Gamble, $418; Ms. Gibson, $413; Mr. Kraus, $295; Mr. Moore, $584; and, Mr. Rocheleau, $469.

Mr. Young has the use of a Company vehicle which was valued at $3,923 in 2005. Pay in lieu of vacation based on Company policy for employees who qualify includes for Ms. Gibson $10,015.
(7)	Catamount, a subsidiary of Catamount Resources Corporation which is a subsidiary of Central Vermont, was sold on December 20, 2005.

STOCK OPTIONS

               The following table sets forth stock options granted to Central Vermont's most highly compensated executive officers during 2005 under our 1997 Stock Option Plan for Key Employees and 2002 Long-Term Incentive Plan. Under SEC regulations, companies are required to project an estimate of appreciation of the underlying shares of stock during the option term. The Company has chosen a binomial model approved by the SEC. However, the ultimate value will depend on the market value of Common Stock at a future date, which may or may not correspond to the projections below.

Option/SAR Grants in Last Fiscal Year

Option/SAR Grants in Last Fiscal Year
Name	Number of Securities Underlying Options/ SARs Granted (#) (1)	% of Total Options/ SARs Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($) (2)
Robert H. Young William J. Deehan Joan F. Gamble Joseph M. Kraus Dale A. Rocheleau Jean H. Gibson James J. Moore, Jr.	24,035/0 3,777/0 3,777/0 5,494/0 5,494/0 5,494/0 0/0	50.0% 7.9 7.9 11.4 11.4 11.4 0	$21.445 21.445 21.445 21.445 21.445 21.445 ---	5/3/2015 5/3/2015 5/3/2015 5/3/2015 5/3/2015 5/3/2015 ---	$82,395 12,948 12,948 18,834 18,834 18,834 ---
(1)

A total of 48,071 shares were awarded to all plan participants in 2005 under the 1997 Stock Option Plan for Key Employees and 2002 Long-Term Incentive Plan. Stock options are exercisable in whole or in part from the date of the grant for a period of ten years and one day.

(2)

Based on a binomial model as certified by an independent consultant, the assumptions used are as follows: Volatility - 16.45% based on monthly stock prices for the period of May 1, 2002 to April 30, 2005; Risk-free rate of return - 4.34%; Dividend Yield - 4.22% over the period of May 1, 2002 to April 30, 2005; and, a ten-year exercise term.

Year-End Option Table

               The following table sets forth stock options exercised by the CEO and the other named executive officers during 2005, and the number and value of all unexercised options at year-end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of the Common Stock on December 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year (FY)
and Fiscal Year-End Option/SAR Values

(a) Name	(b) Shares Acquired On Exercise (#)	(c) Value Realized ($) (1)	(d) Number of Securities Underlying Unexercised Options At FY-End (#) Exercisable/ Unexercisable	(e) Value of Unexercised In-the-Money Options At FY-End ($) Exercisable/ Unexercisable (1)
Robert H. Young William J. Deehan Joan F. Gamble Joseph M. Kraus Dale A. Rocheleau Jean H. Gibson James J. Moore, Jr.	6,000 0 0 0 0 0 0	$46,125 0 0 0 0 0 0	356,185/0 31,277/0 41,177/0 50,664/0 19,104/0 37,264/0 13,700/0	$999,496/0 76,163/0 91,211/0 72,116/0 0/0 5,586/0 0/0
(1)

The dollar values in these columns are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise or base price of the options at exercise or fiscal year end, respectively.

               No SARs are granted under the 1997 Stock Option Plan for Key Employees or the 2000 Stock Option Plan for Key Employees nor have SARs been granted under the 2002 LTIP.

Long-Term Incentive Plans -- Awards in Fiscal Year 2005

Estimated Future Payouts Under Stock Performance Based (TSR & Operational) Plans
	Number Of Units (#) (1)		Performance Or Other Period Until
Name	TSR	Operational Measures	Maturation Or Payout	Threshold (#)	Target (#)	Maximum (#)
Robert H. Young William J. Deehan Joan F. Gamble Joseph M. Kraus Dale A. Rocheleau Jean H. Gibson James J. Moore, Jr.	8,600 1,300 1,300 2,000 2,000 2,000 0	4,300 650 650 1,000 1,000 1,000 0	12/31/2007 12/31/2007 12/31/2007 12/31/2007 12/31/2007 12/31/2007 ---	0 0 0 0 0 0 ---	1x 1x 1x 1x 1x 1x ---	1.5x 1.5x 1.5x 1.5x 1.5x 1.5x ---
(1)

The units listed are based upon satisfying the Total Shareholder Return and Operational Measures criteria as described in the 2005 Long-Term Incentive Program section of the Report of the Compensation Committee on Executive Compensation. The contingent grant of the units listed in this table are based upon satisfying pre-established performance targets. The actual number of shares may range from zero to 150% of the number of units granted, plus dividend reinvestment. Threshold performance warrants no payout. A valuation of the targeted value of the performance share awards made for the Performance Cycle 2005-2007 could be calculated by multiplying the closing market price at year end of $18.01 by the number of contingent performance units as reported above plus dividends earned in the period. The participants are deemed to have earned and are entitled to receive a pro rata portion of the stock units that are potentially earnable relating to the performance cycle in effect as of the Change In Control of Central Vermont as defined under the stock award plan.

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

               The SEC requires that Central Vermont ("CVPS") include in its proxy statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and either a published industry or line-of-business index or an index of peer companies selected by us. The Board of Directors has selected for its peer group index a stock index compiled by the Edison Electric Institute ("EEI Index"), because it is the most comprehensive and representative index because as it includes stock performance data for investor-owned electric utility companies. During the five year period shown (2000-2005), Central Vermont outperformed both the EEI Index and the S&P 500 Stock Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
CENTRAL VERMONT, EEI INDEX, S&P 500

$250
$200
$150
$100
$50
$0
INDEX
2000
2001
2002
2003
2004
2005
CVPS
EEI Index
S & P 500

	2000	2001	2002	2003	2004	2005
CVPS EEI Index S&P 500	100.00 100.00 100.00	144.79 95.40 86.96	166.52 83.86 66.64	223.89 108.26 84.22	231.34 128.72 91.79	187.81 141.46 94.55

Assumes $100 Invested on December 31, 2000
* Total Return Assumes Quarterly Reinvestment of Dividends

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

               In 2005 only independent Directors served on the Compensation Committee. The Compensation Committee members are Messrs. Cobb, Barnett, Ms. Brooks, Mr. Lisman, and Ms. McKenzie. None of the Compensation Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director under Item 404 of Regulation S-K or as a former officer or employee. Mr. Young, who serves as President and Chief Executive Officer, is not a member of the Compensation Committee and cannot vote on matters decided by that Committee. Mr. Young has participated in the discussions and decisions regarding salaries and incentive compensation for executive officers of the Company. However, Mr. Young has been excluded from discussions regarding his own salary and incentive compensation.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

               The Compensation Committee of the Board has furnished the following report on executive compensation for fiscal year 2005.

The Company's Compensation Philosophy

               The philosophy of the Compensation Committee (the "Committee"), with regard to the executive compensation program, is to maintain a total compensation pay package which, by virtue of its design and target levels enables us:

    to enhance stockholder value,
    to recruit the best talent for our jobs,
    to retain high performing employees by strongly rewarding exceptional performance, to encourage employees to develop their skills and abilities, to encourage and support performance and decisions that strengthen Central Vermont financially and strategically, including enhancing customer service.

               The Committee also monitors the relationship between executive pay levels and corporate performance.

               The executive total compensation program, including the compensation of the Chief Executive Officer ("CEO"), is comprised of:

    a base salary based on benchmarking to energy companies of our size and an individual's qualifications, experience, and proven performance, an annual Management Incentive Plan ("MIP") with awards based on performance for the year, a Long-Term Incentive Program ("LTIP") with awards based on the value we deliver to our stockholders and customers over time.

               The Committee has retained a compensation advisor to assist in the development and evaluation of compensation policies and determinations of compensation awards. Each of the three key elements of compensation and other Committee matters are described below.

Base Salary

               It is the policy of the Committee to recommend salaries for approval by the full Board for the CEO and other officers within a range that surrounds the 50th percentile of salaries of similar positions in energy companies, adjusted to reflect the size of the Company as determined by revenues. Within this range, the salary is determined based on an evaluation of the individual's qualifications, experience, and proven performance. The CEO recommends to the Committee the base salary for other executive officers.

               For 2006, the CEO's salary will be reduced by 10% and all other officers' salaries will be reduced by 5% as part of the Company's restructuring in response to external conditions. The 2006 salary reductions impact all the current named executive officers in the Summary Compensation Table, with the exception of Ms. Gibson, who resigned as of October 10, 2005 and is no longer an officer and Mr. Moore, who is the CEO of Catamount, a wholly owned unregulated subsidiary of the Company until it was sold December 31, 2005.

Management Incentive Plan

               Our executive officers participate in the Company's annual MIP. The purpose of the MIP is to focus the efforts of the executive team on the achievement of challenging and demanding annual performance objectives. When actual performance reaches or exceeds the annual performance objectives specified in the beginning of the year, an incentive payment is earned. A well-directed MIP, in conjunction with competitive salaries, provides a level of cash compensation which fully rewards the skills and efforts of the executives.

               For 2005, the MIP consists of three measurements: the Company Balanced Business Performance is weighted 80% for the CEO and 60% for other officers; Team Balanced Business Performance is weighted 20% for officers (excluding CEO); and Individual Performance, at the discretion of the Board, is weighted 20% for all the officers. The MIP performance measures are described below.

Company Balanced Business Performance. Includes a balanced set of financial, customer, process improvement, and employee measures of corporate performance.

Team Balanced Business Performance. Measures the performance of the officers' team and includes financial, customer, process improvement, and employee performance measures of team performance.

Individual Performance. Based on advice and recommendation from the CEO for officers reporting to him, the Committee and Board evaluates individual officer performance compared to performance objectives set early in the year, and also evaluates the performance of the CEO versus his performance objectives. This item is at the full discretion of the Board.

               For 2006, the MIP has been revised to include only Company and individual performance measures for all officers as has been the case for the CEO. This change was made to simplify the plan and put more focus on Company-wide performance. Starting in 2006, officers' individual performance objectives will incorporate the key performance elements of their teams. The Company Balanced Business Performance will be weighted 80% for both the CEO and other officers; and Individual Performance at the discretion of the Board will be weighted 20% for both the CEO and other officers.

               Participants are designated annually by the Board of Directors. The level of potential payout for the MIP is based on benchmarking of the incentive levels for officers working for comparable energy companies. The target level of incentive award for the MIP is 50% of base salary for the CEO; 30% for the Senior Vice Presidents; 25% for Vice Presidents; and 20% for Assistant Vice Presidents. The maximum payout is capped at 2 times target. Starting in 2006, the payout is capped at target if the Company does not meet its financial measures. If a Change-In-Control occurs during the annual performance period, the participant will receive a pro rated payout at target.

               In 2005, the named executive officers in the Summary Compensation Table were eligible to participate in the MIP except for Mr. Moore who participated in Catamount's annual incentive plan and Ms. Gibson who resigned in October 2005.

2005 Long-Term Incentive Program

               The Company's Long-Term Incentive Program is designed to align executive compensation with the long-term performance for shareholders and customers. The Committee determines the value of the long-term incentive program annual awards by comparing to officer's long-term incentive values at similarly sized energy companies.

Our 2005 LTIP for executive officers divides the LTIP value as follows:

    25% of the value of a participant's LTIP award is in the form of stock options,
    50% of the value is in the form of performance shares dependent upon reaching certain Total Shareholder Return ("TSR") performance targets in three years versus a national group of electric and combination utilities,
    25% of the LTIP is based on performance shares that pay out in three years based on the achievement of key operational measures.

               The stock option portion of the 2005 LTIP award is granted to executive officers annually upon the recommendation of the Committee. All awards are provided by means of non-qualified stock options which have an exercise price equal to 100% of the Fair Market Value of the Common Stock on the date of the grant. The Committee's policy is that the exercise price of stock options should not be amended after grant, except in the event of a stock dividend, stock split, or other change in corporate structure or capitalization affecting the Common Stock.

               Seventy-five percent of the executive officer LTIP is delivered in the form of contingent performance shares of Common Stock. In 2005 (at the beginning of the three-year 2005-2007 performance cycle), there was a contingent grant of a fixed number of performance shares of Common Stock. The number of shares awarded at the end of the performance cycle (year 2005-2007) is dependent on how Central Vermont's performance compares to pre-established performance targets for TSR or operational measures. The number of shares awarded at the end of the cycle ranges from 0-1.5 times the number of shares targeted in the beginning of the cycle, based on our performance vs. targets. Dividends payable with respect to performance shares are reinvested into additional performance shares. Once the award is earned, shares become fully vested. If an employee's employment is terminated mid-cycle due to retirement, death, disability or a Change-In-Control, that employee is entitled to receive a pro rata portion of shares.

               For 2005, the named executive officers in the Summary Compensation Table all received performance shares (for 2005 through 2007) and options, with the exception of Mr. Moore. Mr. Moore is not participating in Central Vermont's LTIP because Catamount has its own LTIP based on development and investment performance at Catamount.

               On January 17, 2006, no performance share awards were made for shares contingently granted in year 2003 for the 2003-2005 performance cycle pursuant to the LTIP design elements, since the Company did not meet the performance objectives for that cycle.

2006 Long-Term Incentive Program

               Starting in 2006, stock options will no longer be part of the Company's LTIP. All of the LTIP value will be in the form of performance shares. Fifty percent (50%) will be performance shares that pay out based on our relative TSR performance as described above. The remaining 50% will be performance shares that pay out in three years based on the achievement of key operational measures. The provisions of the performance share plans remain as stated above for 2005, with some updates to the operational performance share plan measures.

Stock Ownership Guidelines

               In January 2006, the Committee revised the Company's stock ownership guidelines for every executive officer to be based on a set number of shares as follows:

Chief Executive Officer Senior Vice Presidents Vice Presidents	34,000 shares 10,000 shares 9,000 shares

               These numbers are based on the CEO owning two times annual base salary and other officers owning one times annual base salary.

               Officers may count the value of shares owned, shares which are deferred pursuant to the Deferred Compensation Plan, stock owned in the 401(k) Plan, stock options exercised and held, Restricted Stock, stock purchased outright, and Performance Shares awarded. Unexercised stock options are not counted in calculating ownership.

               Executive officers have five years from December 2004 in which to meet the ownership guidelines. Of the current named executive officers (other than Mr. Moore or Ms. Gibson), Mr. Young, Ms. Gamble, and Mr. Kraus presently meet the guidelines. Messrs. Deehan and Rocheleau have until December 2009 to meet this guideline.

Other Perquisites

               It is the general policy of the Committee not to compensate executive officers through the use of perquisites, except that a car is provided to the CEO at a value of $3,923 in 2005. There are no other perquisites provided to any executive officer.

Other Compensation Committee Items

               Central Vermont intends that compensation paid to its executive officers will be tax deductible. Section 162(m) of the Internal Revenue Code ("IRC"), as amended, generally limits the Company's federal income tax deduction for compensation paid in any taxable year to any one of the five highest paid executive officers named in the Summary Compensation Table to $1 million. The limit does not apply to specified types of exempt compensation, including payments that are not included in the employee's gross income, payments made to or from a tax-qualified plan, and compensation that qualifies as qualified performance-based compensation. Under the tax law, the amount of a qualified performance-based award must be based entirely on an objective formula, without any subjective consideration of individual performance. The Committee has carefully considered the impact of this law. As the annual cash compensation of each of our executive officers is below $1 million, the limitation imposed by Section 162(m) is not currently applicable. In addition, the stock options granted under Central Vermont's stock option plans are designed to qualify as exempt qualified performance-based compensation.

               The Committee retains the services of an independent expert to advise it with respect to the extent to which its pay practices are consistent with prevailing industry standards. With the assistance of its advisor, it reviews its plans each year to assure that it competitively pays and rewards executives and directors to act in the interests of the stockholders and our customers.

               The Committee regularly evaluates its Charter in order to ensure timely compliance with regulatory requirements.

COMPENSATION COMMITTEE MEMBERS: Timothy S. Cobb, Chair Mary Alice McKenzie, Vice Chair Robert L. Barnett Rhonda L. Brooks Bruce M. Lisman

CONTRACTS WITH MANAGEMENT

Change-In-Control Agreements

               Central Vermont entered into Change-In-Control agreements with Messrs. Young, Deehan, and Kraus, and Ms. Gamble on April 5, 2000. They continue in effect until the earlier of (i) the fifth anniversary of such date or (ii) the executive's normal retirement date under the Pension Plan. Commencing on the third anniversary of the date of the agreement, and on each anniversary thereafter, the term of the agreement is automatically extended, absent 60 days prior written notice by the Company, until the earlier of (x) three years from such renewal date or (y) the executive's normal retirement date. They provide that in the event of termination of employment, or a significant change in employment status as defined in the agreement, within three years following a Change-In-Control, Messrs. Young, Deehan, and Kraus, and Ms. Gamble will receive 2.999 times their average annual compensation for the preceding five years of service. Certain legal fees and expenses incurred as a result of termination of employment are also covered. Stock options exercised in the two years preceding a Change-In-Control are disregarded for the calculation of gross income to eliminate the potential or appearance of officers exercising options solely to inflate Change-In-Control benefits. There is a conditional gross-up for excise tax on the termination payments under Section 4999 of the Internal Revenue Code only in circumstances where the Change-In-Control benefits are over the IRC Section 280G limits by more than 10%. Officers also have the option to voluntarily terminate in the 30 day period commencing on the first anniversary of the Change-In-Control and receive Change-In-Control benefits capped at the IRC Section 280G limit.

               The provisions of the agreement do not apply if the executive officer retires, dies, is disabled, voluntarily resigns, or is dismissed for cause following a Change-In-Control (except for the voluntary termination clause described above). Non-qualified stock options and restricted stock not immediately exercisable will become exercisable in the event of a Change-In-Control.

               In exchange for agreeing to provide consulting services as requested by the Company for one year and refraining from working in competition with, or for a competitor of the Company for one year, the agreement permits continued participation in and retention of benefits under the Deferred Compensation Plan, Officers' Supplemental Retirement Plan, life insurance, and health and disability plans. In addition, officers with less than 10 years of service are due a lump sum payment equal to the excess actuarial value of pension benefits at age 65 (as if the officer had 10 years of service) versus the value of pension benefits at age 65 that have actually been earned to date. The extent of these provisions depends on an individual's participation, circumstances, age, and years of service, and is specified in each agreement and Plan.

               A Change-In-Control under the agreements is deemed to occur if: (1) any person, corporation, partnership, or group acquires 20% or more of the combined voting power of Central Vermont's outstanding securities; (2) there is a change in the membership of the Board of Directors over a period of two consecutive years in which the members of the Board at the beginning of the period cease for any reason to be at least two-thirds of the Board at the end of the period (although this section does not apply if the nomination of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period); (3) a third party acquires ownership or voting power of 10% or more of the outstanding voting securities of the Company, and subsequently is a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, or the Company loses its exemption from or is required to register under that Act; (4) a reorganization, merger, or consolidation, other than a reorganization, merger, or consolidation following which the individuals and entities that were the beneficial owners of the outstanding voting securities of the Company immediately prior to such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 60% of the outstanding voting securities of Central Vermont resulting from such reorganization, merger, or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, or consolidation; or (5) a complete liquidation or dissolution of the Company or sale or other disposition by one transaction or a series of related transactions of all or substantially all of the assets of the Company, as determined by the Board, other than a sale or other disposition to a company, which following such sale or other disposition, the individuals and entities that were the beneficial owners of the outstanding voting securities of Central Vermont immediately prior to such sale or other disposition, beneficially own, directly or indirectly, more than 60% of the outstanding voting securities of such company in substantially the same proportions as their ownership in the Company immediately prior to such sale or other disposition.

               A Change-In-Control agreement with Mr. Rocheleau was entered into as of November 17, 2003 and his Change-In-Control benefits are the same as described above with the exception that he will receive one times his average annual compensation for the preceding five or fewer years of service. Ms. Gibson and Mr. Moore are no longer employed with the Company.

Pension Plan

               The Pension Plan of Central Vermont Public Service Corporation and Its Subsidiaries (the "Pension Plan") is a defined benefit plan which covers employees, among others, who are officers. The Company pays the full cost of the Pension Plan.

               The table below shows the annual amounts payable under the present provisions of the Pension Plan as amended through December 31, 2005, based on Final Average Earnings for various years of service, assuming the employee would retire at age 65 in 2006.

Assumed 5-Year Final Average Earnings	Years of Service
	15	20	25	30	35
$200,000 (1) 220,000 240,000 260,000 280,000 300,000 400,000 500,000 600,000 640,000	$ 48,656 53,906 59,156 64,406 69,656 74,906 101,156 127,406 153,656 164,156	$ 64,874 71,874 78,874 85,874 92,874 99,874 134,874 169,874 204,874 218,874	$ 81,093 89,843 98,593 107,343 116,093 124,843 168,593 212,343 256,093 273,593	$ 97,311 107,811 118,311 128,811 139,311 149,811 202,311 254,811 307,311 328,311	$ 102,311 113,311 124,311 135,311 146,311 157,311 212,311 267,311 322,311 344,311
(1)

Internal Revenue Code Section 401(a) (17) limits earnings used to calculate qualified plan benefits to $160,000 for 1999; $170,000 for 2000 and 2001; $200,000 for 2002 and 2003; $205,000 for 2004; and $210,000 for 2005.

               Final Average Earnings is the highest five-year average of consecutive years' compensation over an employee's career with the Company. Compensation for this purpose was expanded to include base salary plus incentive awards from the Management Incentive Plans.

               The amounts above are payable for the life of the retiree only, and would be reduced on an actuarial basis if survivor options were chosen. In addition, no Social Security offset applies to amounts above.

               The credited years of service at December 31, 2005, under the Pension Plan for the named executive officers in the Summary Compensation Table were as follows: Mr. Young, 18.5 years; Mr. Deehan, 20.2 years; Ms. Gamble, 16.5 years; Mr. Kraus, 24.4 years; and, Mr. Rocheleau, 2.1 years. Ms. Gibson and Mr. Moore were not employed by the Company as of December 31, 2005.

Officers' Supplemental Retirement and Deferred Compensation Plan

               The Officers' Supplemental Retirement and Deferred Compensation Plan (the "SERP") is designed to supplement the retirement benefits available through Central Vermont's Pension Plan to our designated executive officers. The SERP is a part of the Company's overall strategy for attracting and maintaining top managerial talent.

               The Board of Directors approved a redesign of the SERP commencing January 1, 1998 ("Redesigned SERP"). The Redesigned SERP directly coordinates the benefits of the SERP with the Pension Plan (the excess of target pension over basic pension equals supplemental pension). For the Redesigned SERP, the target pension is based on the same formula as the Pension Plan but also restores any amounts restricted by Internal Revenue Code limits under the Pension Plan. The Redesigned SERP also reflects any MIP compensation in calculating the target pension.

               When the Board of Directors adopted the Redesigned SERP in January 1998, current executive officers at that time were grandfathered under the previous SERP provisions ("Grandfathered SERP"). Messrs. Young, Deehan, and Kraus are covered under the Grandfathered SERP. Under the Grandfathered SERP, each grandfathered executive officer is entitled to receive, upon retirement at age 65, fifteen annual payments in amounts equal to a specified percentage of the officer's final year's Base Salary (not including variable pay, options, or any other form of remuneration). The applicable percentages for the named executive officers in the Summary Compensation Table are as follows: Mr. Young, 44% and Messrs. Deehan and Kraus, 33%. For grandfathered executive officers, a reduced benefit is available as early as age 55 with ten years of service. A death benefit of $100,000, grossed up for taxes, is also provided to vested retirees covered under the Grandfathered SERP. Grandfathered individuals may participate in the Grandfathered SERP or the Redesigned SERP - whichever provides the greater benefit.

               The SERP also specifies retirement benefits upon a Change-In-Control including three additional years of benefit accruals under the basic Pension Plan at the level of compensation for the Plan year immediately preceding the Change-In-Control. A Change-In-Control also triggers eligibility for officers covered under the Grandfathered SERP at the age of 50 regardless of years of service. These benefits are in exchange for a one-year no compete and consulting agreement.

               Shown below is the estimated benefit payable under the Grandfathered SERP for the named executive officers in the Summary Compensation Table, assuming they were to retire at age 65, and based on assumed final base pay amounts:

Assumed Final Annual Base Pay $	33% $	44% $
200,000 220,000 240,000 260,000 280,000 300,000 320,000 340,000 360,000 380,000 400,000 440,000 480,000 520,000 560,000 600,000 640,000	66,000 72,600 79,200 85,800 92,400 99,000 105,600 112,200 118,800 125,400 132,000 145,200 158,400 171,600 184,800 198,000 211,200	88,000 96,800 105,600 114,400 123,200 132,000 140,800 149,600 158,400 167,200 176,000 193,600 211,200 228,800 246,400 264,000 281,600

Deferred and Long-Term Compensation

               Under the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation, each non-employee director may elect to defer all or a portion of their annual cash compensation including stock granted as part of their retainer. Eligible executive officers may elect to defer up to 25% of their base salary and may also elect to defer their annual incentive pay and Performance Share Plan awards. Amounts credited accrue interest at a rate equal to the prime interest rate plus 1%, or the rate of return on Central Vermont's Common Stock for the year, including dividends. Deferred stock options and performance shares can only accrue using Central Vermont's stock rate of return. Eligible participants must make an annual irrevocable election to defer compensation that will be paid, earned, or awarded in the following year. Generally payments will be made in a lump sum cash or annual cash installments upon retirement, resignation or age specific designation by the participant. This is an unfunded, nonqualified, deferred compensation plan.

ITEM 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

               The Audit Committee, which is comprised entirely of independent directors, is recommending approval of its appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Central Vermont to audit its consolidated financial statement for 2006 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the Securities and Exchange Commission and consultation in connection with various accounting and financial reporting matters. If the stockholders do not approve, the Audit Committee will take such determination into account in its future selection of independent registered public accountants.

PRINCIPAL ACCOUNTING FIRM FEES

               The following table sets forth approximate aggregate fees billed to the Company by Deloitte & Touche LLP from January 1, 2004 through December 31, 2005.

Fiscal Year Ended
	2005 Deloitte & Touche	2004 Deloitte & Touche
Audit Fees Audit-Related Fees (1) Tax Fees (2) All Other Fees Total Fees	$1,075,000 $ 163,000 $ 24,000 $ 0 $1,262,000	$667,200 $110,000 $ 38,900 $ 0 $ 816,100
Includes fees for debt compliance, business transaction and new accounting pronouncement consultations. Includes fees for tax planning and tax consulting.

               In considering the nature of the services provided by the independent registered public accountants, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accountants and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002.

               The Audit Committee has adopted a pre-approval policy for audit and non-audit services. See Page 29 of this proxy statement for a description of this policy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

               On February 26, 2006, the Audit Committee made a determination to engage Deloitte & Touche LLP to serve as the Company's independent registered public accountants for the 2006 calendar year.

               The firm of Deloitte & Touche LLP, an independent registered public accounting firm, has audited the consolidated financial statements of the Company for 2005. They have served as the Company's independent registered public accountants since July 22, 2002. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, to be available to respond to appropriate questions, and to have the opportunity to make a statement if they so desire.

We recommend that you vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Central Vermont for the year 2006.

REPORT OF THE AUDIT COMMITTEE

               The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors. A copy of the charter as amended on February 23, 2004 can be found on the Company's web site at http://www.cvps.com/ethics.shtml.

               The Board has annually reviewed the New York Stock Exchange ("NYSE") Listing Standards' definition of independence for Audit Committee members and has determined that each member meets that standard. The Board has affirmatively determined that each member of the Committee is financially literate as defined by the NYSE, and that Robert G. Clarke and George MacKenzie, Jr. are the "Audit Committee Financial Experts" as such term is defined in applicable standards adopted by the Sarbanes-Oxley Act of 2002 and the NYSE.

               The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2005 with management and with the independent registered public accountants, Deloitte & Touche LLP including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

               The Committee has received and reviewed the written disclosures and the letter from our independent registered public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and also have discussed with Deloitte & Touche the issue of its independence from management and the Company.

               In accordance with its Charter, the Audit Committee Chair reviewed all 2005 Quarterly Reports on Form 10-Q with management and the independent registered public accountants after completion of the auditor's quarterly procedures in accordance with Statement on Auditing Standards No. 71.

               The Committee discussed with the Company's independent registered public accountants the overall scope and plans for their respective audits. The Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

               In reliance on the reviews and various discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

AUDIT COMMITTEE MEMBERS: Robert G. Clarke, Chair George MacKenzie, Jr., Vice Chair Janice B. Case Janice L. Scites

PRE-APPROVAL POLICY

               The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accountants may be pre-approved. These services may include audit services, audit related services, tax services, and other services. The Audit Committee determines from time to time permitted services that have their general pre-approval. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget and annual review. The Chief Financial

Officer reviews all requests for services to be provided by the independent registered public accountants to determine whether such services are included within the list of services that have received the general pre-approval or requires specific pre-approval by the Audit Committee. The Chief Financial Officer shall consult as necessary with the Chair of the Audit Committee in determining whether any particular service has been pre-approved. At each regularly scheduled Audit Committee meeting the Chief Financial Officer presents a report summarizing the services performed by the independent registered public accountants for the year. Audit-related services in the amount of $24,000 for 2005 and $18,000 for 2004 and Tax services in the amount of $7,000 for 2005 and $38,900 for 2004 were provided through the general pre-approval process. The Audit Committee has determined such services are consistent with Securities and Exchange Commission rules on auditor independence. A service which has not received general pre-approval will require specific pre-approval by the Audit Committee before the service can be provided by the independent registered public accountants. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee, who must report to the Audit Committee at its next scheduled meeting any services so approved by him.

By Order of the Board of Directors ROBERT H. YOUNG President and Chief Executive Officer

It is important that proxies be voted promptly. Stockholders who do not expect to attend in person are urged to vote either (a) by casting your vote electronically at the Web site listed on your proxy card, (b) vote by telephone, or (c) by signing, dating and returning the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

Schedule A

CENTRAL VERMONT PUBLIC SERVICE CORPORATION CONSOLIDATED
AUDIT COMMITTEE CHARTER

Effective: February 23, 2004
Reviewed: December 4, 2005

I. Purpose
The Audit Committee (or 'Committee') of the Board of Directors (or 'Board') of Central Vermont Public Service Corporation and its wholly owned subsidiaries (or 'Company') assists the Board in fulfilling its responsibilities in overseeing: (i) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethical behavior; (ii) the Company's auditing, accounting and financial reporting processes generally; (iii) the integrity of the Company's financial statements and other financial information provided by the Company to its stockholders, the public and others; (iv) the Company's compliance with legal and regulatory requirements; (v) the independent auditor's qualifications and independence; and (vi) the performance of the Company's internal auditors and independent auditors. Consistent with these functions, the Committee will encourage continuous improvement of, and foster adherence to, the Company's policies, procedures and practices at all levels. The Committee also provides an open avenue of communication among the independent auditors, the internal auditors, financial and senior management, and the Board.

II. Authority
In performing its oversight responsibilities the Committee shall have authority over Central Vermont Public Service Corporation and its wholly owned subsidiaries.

III. Organization
The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall satisfy the independence, financial literacy and experience requirements as defined by all applicable rules and regulations. At least one member of the Committee shall be a "financial expert" in compliance with criteria established by the Securities and Exchange Commission (SEC) and other relevant regulations.

Committee members shall be elected by the Board at the annual organizational meeting of the Board on the recommendation of the Corporate Governance Committee; members shall serve until their successors shall be duly elected and qualified. The Committee's chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

The Committee may form and delegate authority to subcommittees when appropriate.

IV. Meetings
The Committee will meet six times per year, or more frequently as circumstances require. The Committee shall require members of management, the financial department, the internal auditors, the independent auditors and others to attend meetings and to provide pertinent information, as necessary. As part of its job to foster open communications, the Committee shall meet in separate executive sessions during each of its six regularly scheduled meetings with management, the internal auditors and the independent auditors to discuss any matters that the Committee (or any of these groups) believes should be discussed privately. Each regularly scheduled meeting shall conclude with an executive session of the Committee, as needed, and on such terms and conditions as the Committee may elect.

V. Responsibilities and Duties
The Committee shall consult with management but shall not delegate the responsibilities outlined herein. In performing its oversight responsibilities the Committee shall:

With respect to the independent auditors:

  Have sole authority and responsibility for the selection, evaluation and appointment of the independent auditors, including pre-approval of all audit engagement fees and terms and all non-audit engagements with the independent auditors.
  Review the performance of the independent auditors and remove the independent auditors if circumstances warrant.
  Oversee the work of the independent auditors for the purpose of preparing or issuing an audit report or related work.
  Oversee the resolution of disagreements between management and the independent auditors in the event that they arise.
  Consider whether the independent auditor's performance of permissible non-audit services is compatible with auditor's independence.
  At least annually, obtain and review a report from the independent auditors describing (i) the independent auditors' internal quality control procedures, (ii) any material issues raised by the most recent internal quality control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (iii) all relationships with the Company.
  Review all reports required to be submitted by the independent auditors to the Committee under Section 10A of the Securities Exchange Act of 1934.

With respect to financial information and reporting:

  Review and discuss with management and the independent auditors, the Company's annual audited financial statements and quarterly financial statements (including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations") prior to submission to stockholders, any governmental body, any stock exchange or the public.
  Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.
  Recommend to the Board, if appropriate, that the annual audited financial statements be included in the Company's annual report on Form 10-K for filing with the SEC.
  Review with management and the independent auditors financial accounting policies, significant reporting issues and other matters related to the Company's financial statements as required by applicable rules and regulations.
  Review the quarterly earnings press release with management prior to release.
  Discuss with management (in general terms) financial information and earnings guidance provided to analysts and rating agencies.
  Prepare the report required by the SEC to be included in the Company's annual proxy statement and any other Committee reports required by applicable securities laws or stock exchange listing requirements or rules.

With respect to the internal auditors and internal controls:

  Consider and review with the independent auditors and the internal auditors, the adequacy of the Company's internal control structure and systems, and the procedures designed to ensure compliance with laws and regulations.
  Review and advise on the selection or removal of the internal auditors (refers to outsourcing firm and/or internal audit director).
  Periodically review any significant difficulties, disagreements with management, or scope restrictions encountered by the internal auditors in the course of their work.

With respect to other matters:

  Monitor the appropriate standards adopted as a code of conduct for the Company (Corporate Ethics and Conflicts of Interest Policy) and review with management the results of the Company's monitoring compliance with such standards and its compliance policies.
  Review and approve (i) any change in the Company's code of business conduct and ethics for directors or executive officers, and (ii) any disclosure made on Form 8-K regarding such change. Review and approve (i) any waiver in the Company's code of business conduct and ethics for directors or executive officers, and (ii) any disclosure made on Form 8-K regarding such waiver.
  Report regularly to the Board.
  Discuss policies with respect to risk assessment and risk management, including the Company's major financial and accounting risk exposures and the steps management has undertaken to control them.
  Perform an annual self-assessment relative to the Committee's purpose, duties and responsibilities outlined herein, including an assessment of the adequacy of this Charter.
  Perform any other activities consistent with this Charter, the Company's By-laws and governing law as the Committee or the Board deems necessary or appropriate.
  Recommend to the Board guidelines regarding the Company's hiring of employees or former employees of the independent auditors who were engaged on the Company's account.

VI. Resources
The Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Committee.

DIRECTIONS TO THE PARAMOUNT THEATRE

From Route 7 (North):
Travel south on US 7, pass through intersection of US 4 and US 7, travel one (1) block to West Street (Business District) - turn right, travel down hill to set of traffic lights at intersection of West Street and Wales Street. Transit Center parking is located midway in next block on left. Exit Transit Center on foot through Center Street exits, Paramount Theatre is directly across from exit doors.

From Route 7 (South):
Travel north on US 7, pass through intersection of US 4 and US 7, travel two (2) miles to West Street (Business District) - turn left, travel down hill to set of traffic lights at intersection of West Street and Wales Street. Transit Center parking is located midway in next block on left. Exit Transit Center on foot through Center Street exits, Paramount Theatre is directly across from exit doors.

From the New York City Area Via New York State Thruway:
New York State Thruway north past exit 24 - Albany, NY. I-87 (Northway) north to exit 20, turn left off exit ramp and travel through town of Queensbury, NY. Turn right onto Route 149 east to Fort Ann, NY. Turn left at intersection of Routes 149 and 4. Travel on Route 4 into Vermont to end of Interstate - intersection of Route 7, turn left onto Route 7 north and follow directions from Route 7 (South) above.

From the Boston Area:
Interstate 93 to just north of Concord, NH. Exit onto Interstate 89 north and follow to exit 1 (US 4/Rutland) in Vermont. Follow US 4 to intersection of Route 7 turn left onto Route 7 south traveling one block to West Street and follow directions From Route 7 (North) above.

Via Interstate 95:
I-95 (Connecticut Turnpike) north to Interstate 91. Travel on I-91 just north of Bellows Falls, VT to exit 6 (Rutland). Follow Route 103 to Route 7 north and follow directions From Route 7 (South) above.

ANNUAL MEETING OF STOCKHOLDERS OF

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

May 2, 2006

PROXY VOTING INSTRUCTIONS

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m. Eastern Time the day before the meeting date.

MAIL - Date, sign and mail your proxy card in the envelope
provided as soon as possible.
                                                     - OR -

TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow
the instructions. Have your proxy card available when you call.
                                                     - OR -

INTERNET - Access "www.voteproxy.com" and follow the
on-screen instructions. Have your proxy card available when
you access the web page.

COMPANY NUMBER ACCOUNT NUMBER
Electronic Distribution

If you would like to receive the Company's future proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-mail and provide your e-mail address.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

A VOTE "FOR ALL NOMINEES" AND FOR "ITEM 2" IS RECOMMENDED BY THE BOARD OF DIRECTORS
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [  X  ]

1. Election of Directors:

2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal year ending
    December 31, 2006.

     [     ] FOR       [     ] AGAINST       [     ] ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If any such other business is presented for action at the meeting, it is the intention of the Proxies to vote all such matters in accordance with their best judgment.

This proxy when properly executed will be voted in the manner indicated herein by the undersigned stockholders. If no direction is made, this proxy will be voted FOR Item 1 and 2.

NOMINEES:
[ ] FOR ALL NOMINEES [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES [ ] FOR ALL EXCEPT (See instructions below)	™ Robert L. Barnett ™ Robert G. Clarke ™ Mary Alice McKenzie ™ William R. Sayre ™ William J. Stenger
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the
box at right and indicate your new address in the address
space above. Please note that changes in the registered
name(s) on the account may not be submitted via this method.

[ ]

Signature of Stockholder:                                                Date:                            Signature of Stockholder:                                                Date:

Note:  Please sign exactly as your name(s) appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting, your vote is important. If voting by mail, please mark, date, sign, and return the attached proxy card in the accompanying envelope. NO postage is required if mailed in the United States. You may also vote toll-free over the telephone or through the Internet. You may later revoke your proxy and vote in person.
If you return the proxy card but do not specify a manner of voting, the proxy will be voted "FOR" Item 1 and "FOR" Item 2.

Internet Delivery of Proxy Material Available

Registered stockholders can elect to receive the Company's future proxy materials, including the annual report, via the Internet. To elect this method of delivery, simply follow the instruction on the reverse side. Stockholders who make this election will be notified by American Stock Transfer & Trust Company via E-mail when the materials are available. You will not be mailed a printed copy of the materials.

Stockholders who do not elect and consent to Internet delivery will continue to be mailed the printed copy of the annual report, proxy statement, and proxy card.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JANICE B. CASE, BRUCE M. LISMAN, and JANICE L. SCITES as proxies, each with the power to act alone and with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Central Vermont Public Service Corporation held of record by the undersigned on February 23, 2006 at the Annual Meeting of Stockholders to be held May 2, 2006 and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

COMMENTS: